Execution Copy

U.S. $1,500,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 30, 2026
among

AMERICAN ELECTRIC POWER COMPANY, INC.
as the Borrower

THE LENDERS NAMED HEREIN
as Initial Lenders

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

WELLS FARGO SECURITIES, LLC
JPMORGAN CHASE BANK, N.A.
BARCLAYS BANK PLC
THE BANK OF NOVA SCOTIA
MUFG BANK, LTD.
CITIBANK, N.A.
BOFA SECURITIES, INC.
MIZUHO BANK, LTD.
Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A. BARCLAYS BANK PLC Syndication Agents	THE BANK OF NOVA SCOTIA MUFG BANK, LTD. CITIBANK, N.A. BANK OF AMERICA, N.A. MIZUHO BANK, LTD. Documentation Agents

TABLE OF CONTENTS
i

ARTICLE VI EVENTS OF DEFAULT	48
SECTION 6.01 Events of Default.	48
ARTICLE VII THE ADMINISTRATIVE AGENT	50
SECTION 7.01 Authorization and Action.	50
SECTION 7.02 Agent’s Reliance, Etc.	51
SECTION 7.03 Administrative Agent and its Affiliates.	51
SECTION 7.04 Lender Credit Decision.	51
SECTION 7.05 Indemnification.	52
SECTION 7.06 Erroneous Payments.	52
ARTICLE VIII MISCELLANEOUS	54
SECTION 8.01 Amendments, Etc.	54
SECTION 8.02 Notices, Etc.	55
SECTION 8.03 No Waiver; Remedies.	56
SECTION 8.04 Costs and Expenses.	57
SECTION 8.05 Right of Set-off.	58
SECTION 8.06 Binding Effect.	59
SECTION 8.07 Assignments and Participations.	59
SECTION 8.08 Confidentiality.	63
SECTION 8.09 Governing Law.	63
SECTION 8.10 Severability; Survival.	63
SECTION 8.11 Execution in Counterparts; Electronic Execution.	64
SECTION 8.12 Jurisdiction, Etc.	65
SECTION 8.13 Waiver of Jury Trial.	65
SECTION 8.14 USA Patriot Act.	65
SECTION 8.15 No Fiduciary Duty.	66
SECTION 8.16 Defaulting Lenders.	66
SECTION 8.17 [Reserved].	67
SECTION 8.18 [Reserved].	67
SECTION 8.19 Amendment and Restatement of Existing Credit Agreement.	68
SECTION 8.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	68
SECTION 8.21 Benchmark Replacement Setting.	68
SECTION 8.22 Acknowledgement Regarding Any Supported QFCs.	69
SECTION 8.23 Certain ERISA Matters.	70
SECTION 8.24 Representation of the Lenders. Each Lender represents and warrants to the Borrower, on and as of the Restatement Effective Date, to such Lender’s knowledge, that such Lender is not a Specified Foreign Entity.	72

ii

SCHEDULES AND EXHIBITS

SCHEDULE I	Schedule of Initial Lenders
SCHEDULE 4.01(m)	Schedule of Significant Subsidiaries
EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Form of Assignment and Assumption
EXHIBIT C	Form of Opinion of Counsel for the Borrower
EXHIBIT D-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT D-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT D-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT D-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

iii

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 30, 2026 (this “Agreement”), among AMERICAN ELECTRIC POWER COMPANY, INC., a New York corporation (the “Borrower”), the banks, financial institutions and other institutional lenders listed on the signatures pages hereof (the “Initial Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo Bank”), as administrative agent (in such capacity, and its successors in such capacity as provided in Article VII, the “Administrative Agent”) for the Lenders (as hereinafter defined).
PRELIMINARY STATEMENT:
The Borrower has requested that the Lenders agree, on the terms and conditions set forth herein, to amend and restate in its entirety the Amended and Restated Credit Agreement, dated as of March 28, 2024 (as amended and in effect immediately prior to the Restatement Effective Date, the “Existing Credit Agreement”), among the Borrower, Wells Fargo Bank, as administrative agent, and the banks, financial institutions and other institutional lenders party thereto. The Lenders have indicated their willingness to amend and restate the Existing Credit Agreement on the terms and conditions of this Agreement.
On the Restatement Effective Date, with respect to each “Lender” under and as defined in the Existing Credit Agreement that declines or fails to enter into this Agreement by returning an executed counterpart hereof to the Administrative Agent prior to the Restatement Effective Date (each, a “Departing Lender”), then such institution’s “Commitment” under and as defined in the Existing Credit Agreement shall terminate, effective on the Restatement Effective Date, the Borrower shall prepay all of such Departing Lender’s “Advances” outstanding under and as defined in the Existing Credit Agreement and all interest, fees and other amounts owing, as of the Restatement Effective Date, to such Departing Lender under the Existing Credit Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree that the Existing Credit Agreement is amended and restated as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a SOFR Advance.

“Affected Financial Institution” means (i) any EEA Financial Institution or (ii) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agent Parties” has the meaning specified in Section 8.02(c).
“Agent’s Account” means an account of the Administrative Agent maintained by the Administrative Agent from time to time designated in a written notice to the Lenders and the Borrower.
“Anniversary Date” has the meaning specified in Section 2.06(a).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.
“Applicable Law” means (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (A) constitutions, statutes, rules, regulations and orders of Governmental Authorities, (B) Governmental Approvals and (C) orders, decisions, judgments and decrees of all courts (whether at law or in equity or admiralty) and arbitrators.
“Applicable Margin” means, at any time, the rate per annum set forth below next to the Applicable Rating Level in effect at such time (as adjusted, from time to time, in accordance with the terms of this definition):

Applicable Rating Level	Applicable Margin for SOFR Advances	Applicable Margin for Base Rate Advances
1	1.000%	0.000%
2	1.125%	0.125%
3	1.250%	0.250%
4	1.500%	0.500%
5	1.750%	0.750%

provided, that the Applicable Margins set forth above shall be increased, for each Applicable Rating Level, upon the occurrence and during the continuance of any Event of Default by 2.00% per annum.

Any change in the Applicable Margin resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of any change in the Moody’s Rating or the S&P Rating that results in such change in the Applicable Rating Level.
“Applicable Rating Level” at any time shall be determined in accordance with the then-applicable S&P Rating and the then-applicable Moody’s Rating as follows:

S&P Rating/Moody’s Rating	Applicable Rating Level
S&P Rating A or higher or Moody’s Rating A2 or higher	1
S&P Rating A- or Moody’s Rating A3	2
S&P Rating BBB+ or Moody’s Rating Baa1	3
S&P Rating BBB or Moody’s Rating Baa2	4
S&P Rating BBB- or below or Moody’s Rating Baa3 or below, or no S&P Rating or Moody’s Rating	5

If the S&P Rating and the Moody’s Rating are not the same (i.e., a “split rating”) the following shall apply: (i) if the S&P Rating and the Moody’s Rating are split by one rating, the higher of such ratings shall control, and (ii) if the S&P Rating and the Moody’s Rating are split by more than one rating, the Applicable Rating Level shall be the rating level immediately below the Applicable Rating Level corresponding to the higher of the two ratings (e.g. if the ratings are split by two ratings and the highest rating is the Moody’s Rating at A2, then the Applicable Rating Level will be 2) unless, in each case, either rating is below BBB- or Baa3 (as applicable), in which case the lower of the two ratings shall control.
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07), and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto or any other form approved by the Administrative Agent.
“Available Commitment” means, for each Lender at any time on any day, the unused portion of such Lender’s Commitment, computed after giving effect to all Extensions of Credit made or to be made on such day, the application of proceeds therefrom and all prepayments and repayments of Advances made on such day.
“Available Commitments” means the aggregate of the Lenders’ Available Commitments hereunder.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 8.21(c).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (i) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a proceeding under any Debtor Relief Law, or has had a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other Governmental Authority acting in a similar capacity) appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that, a Bankruptcy Event shall not result solely by virtue of any ownership interest, or acquisition of any equity interest, in such Person by a Governmental Authority so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm obligations under any agreement in which it commits to extend credit.
“Barclays” means Barclays Bank PLC.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 0.00%.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.11(a).
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 8.21.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.21 and (y) ending at the time that a Benchmark

Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.21.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” has the meaning specified in Section 8.22.
“BOFAS” means BofA Securities, Inc., together with any of its Affiliates it deems appropriate to provide the services contemplated herein.
“Borrower” has the meaning specified in the recital of parties to this Agreement.
“Borrowing” means a borrowing by the Borrower consisting of simultaneous Advances of the same Type, having the same Interest Period and ratably made or Converted on the same day by each of the Lenders pursuant to Section 2.02 or 2.13, as the case may be. All Advances to the Borrower of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed a single Borrowing hereunder until repaid or next Converted.
“Borrowing Date” means the date of any Borrowing.
“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina are closed.
“CGMI” means Citigroup Global Markets Inc.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.
“Citibank” means Citibank, N.A.

“Commitment” means, for each Lender, the obligation of such Lender to make Advances to the Borrower hereunder in an aggregate amount no greater than the amount set forth on Schedule I hereto or, if such Lender has entered into any Assignment and Assumption, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), in each such case as such amount may be reduced from time to time pursuant to Section 2.08.
“Commitment Fee Rate” means, at any time, the rate per annum set forth below next to the Applicable Rating Level in effect at such time (as adjusted, from time to time, in accordance with the terms of this definition):

Applicable Rating Level	Commitment Fee Rate
1	0.075%
2	0.100%
3	0.150%
4	0.200%
5	0.250%

A change in the Commitment Fee Rate resulting from a change in the Applicable Rating Level shall become effective upon the date of public announcement of a change in the Moody’s Rating or the S&P Rating that results in a change in the Applicable Rating Level.
“Commitment Percentage” means, as to any Lender as of any date of determination, the percentage describing such Lender’s pro rata share of the Commitments set forth in the Register from time to time; provided that in the case of Section 8.16 when a Defaulting Lender shall exist, “Commitment Percentage” means the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Commitments” means the aggregate of the Lenders’ Commitments hereunder.
“Communications” has the meaning specified in Section 8.02(b).
“Confidential Information” means information that the Borrower furnishes to the Administrative Agent, the Joint Lead Arrangers or any Lender in a writing designated as confidential but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent, the Joint Lead Arrangers or such Lender from a source other than the Borrower.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 8.04 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by overall gross receipts or income, or net income (however denominated) or that are franchise Taxes, privilege Taxes, license Taxes or branch profits Taxes.
“Consolidated Capital” means the sum of (i) Consolidated Debt of the Borrower and (ii) the consolidated equity of all classes of stock (whether common, preferred, mandatorily convertible preferred or preference) of the Borrower, in each case determined in accordance with GAAP, but including Equity-Preferred Securities issued by the Borrower and its Consolidated Subsidiaries and excluding the funded pension and other postretirement benefit plans, net of tax, and components of accumulated other comprehensive income (loss).
“Consolidated Debt” of the Borrower means the total principal amount of all Debt described in clauses (i) through (v) of the definition of Debt and Guaranties of such Debt of the Borrower and its Consolidated Subsidiaries, excluding, however, (i) Debt of AEP Credit, Inc. that is non-recourse to the Borrower, (ii) Stranded Cost Recovery Bonds, and (iii) Equity-Preferred Securities not to exceed 10% of Consolidated Capital (calculated for purposes of this clause without reference to any Equity-Preferred Securities); provided that Guaranties of Debt included in the total principal amount of Consolidated Debt shall not be added to such total principal amount.
“Consolidated Subsidiary” means, with respect to any Person at any time, any Subsidiary or other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements in accordance with GAAP.
“Consolidated Tangible Net Assets” means, on any date of determination and with respect to any Person at any time, the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on the consolidated balance sheet of such Person and its Consolidated Subsidiaries most recently delivered to the Lenders pursuant to Section 5.01(i) as of such date of determination, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the consolidated current liabilities of such Person and its Consolidated Subsidiaries appearing on such balance sheet.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type, or the selection of a new, or the renewal of the same, Interest Period for SOFR Advances, pursuant to Section 2.12 or 2.13.
“Covered Entity” has the meaning specified in Section 8.22.
“Covered Party” has the meaning specified in Section 8.22.
“Credit Party” means the Administrative Agent and each Lender.
“Debt” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, including, without limitation, the leases described in clause (iv) of Section 5.02(c), (v) all obligations of such Person in respect of reimbursement agreements with respect to acceptances, letters of credit (other than trade letters of credit) or similar extensions of credit, (vi) all Guaranties and (vii) all reasonably quantifiable obligations under indemnities or under support or capital contribution agreements, and other reasonably quantifiable obligations (contingent or otherwise) to purchase or otherwise to assure a creditor against loss in respect of, or to assure an obligee against loss in respect of, all Debt of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declining Lender” has the meaning specified in Section 2.06(b).
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Default Right” has the meaning specified in Section 8.22.
“Defaulting Lender” means, subject to Section 8.16(b), any Lender that (i) has failed to (A) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (B) pay to any Credit Party any other amount required to be paid by it hereunder within two Business Days of the date when due, (ii) has notified the Borrower or any Credit Party in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 8.16(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Departing Lender” has the meaning specified in the Preliminary Statement in this Agreement.
“Designated Lender” has the meaning specified in Section 2.07(a).
“Disclosure Documents” means (a) the Borrower’s Report on Form 10-K, as filed with the SEC, for the fiscal year ended December 31, 2025 and (b) the Borrower’s Current Reports on Form 8-K, as filed with the SEC after the date of filing the Borrower’s Report on Form 10-K for the period ended December 31, 2025 but prior to the Restatement Effective Date.
“Dollars” and the symbol “$” mean lawful currency of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (i) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (ii) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity-Preferred Securities” means (i) debt or preferred securities that are mandatorily convertible or mandatorily exchangeable into common shares of the Borrower and (ii) any other securities, however denominated, including but not limited to hybrid capital and trust originated preferred securities, (A) issued by the Borrower or any Consolidated Subsidiary of the Borrower, (B) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (C) that are perpetual or mature no less than 30 years from the date of issuance, (D) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (E) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the Termination Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means, with respect to any Person, each trade or business (whether or not incorporated) that is considered to be a single employer with such entity within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.
“ERISA Event” means (i) the termination of or withdrawal from any Plan by the Borrower or any of its ERISA Affiliates, (ii) the failure by the Borrower or any of its ERISA Affiliates to comply with ERISA or the related provisions of the Internal Revenue Code with respect to any Plan or (iii) the failure by the Borrower or any of its Subsidiaries to comply with Applicable Law with respect to any Foreign Plan.
“Erroneous Payment” has the meaning assigned thereto in Section 7.06(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 7.06(d).
“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 7.06(d).
“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 7.06(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Events of Default” has the meaning specified in Section 6.01.
“Exchange Act” has the meaning specified in Section 6.01(f).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by overall gross receipts or income, or net income (however denominated), franchise Taxes, privilege Taxes, license Taxes or branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20(b)) or (ii) such Lender changes its applicable Lending Office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning specified in the Preliminary Statement in this Agreement.
“Extension of Credit” means the making of a Borrowing. For purposes of this Agreement, a Conversion shall not constitute an Extension of Credit.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreement entered into in connection with such sections of the Internal Revenue Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate as determined in accordance with this definition shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Floor” means a rate of interest equal to 0.00%.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Plan” has the meaning specified in Section 4.01(i).
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” has the meaning specified in Section 1.03.
“GenCo” means AEP Generation Resources Inc.
“Governmental Approval” means any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any Governmental Authority.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranty” of any Person means any obligation, contingent or otherwise, of such Person (i) to pay any Debt of any other Person or (ii) incurred in connection with the issuance by a third person of a Guaranty of Debt of any other Person (whether such obligation arises by agreement to reimburse or indemnify such third Person or otherwise).
“Hazardous Materials” means (i) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (ii) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Indemnified Party” has the meaning specified in Section 8.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.
“Interest Period” means, as to any SOFR Advance, the period commencing on the date such SOFR Advance is disbursed or converted to or continued as a SOFR Advance and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or a notice of conversion and subject to availability; provided that:
(i)    the Interest Period shall commence on the date of advance of or conversion to any SOFR Advance and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(ii)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(iv)    no Interest Period shall extend beyond the Termination Date;
(v)    there shall be no more than ten (10) Interest Periods in effect at any time; and
(vi)    no tenor that has been removed from this definition pursuant to Section 8.21 shall be available for specification in any Notice of Borrowing or notice of conversion.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“IRS” means the United States Internal Revenue Service.
“Joint Lead Arrangers” means Wells Fargo Securities, JPMorgan, Barclays, Scotiabank, MUFG, Citibank, BOFAS and Mizuho, in their capacities as joint lead arrangers and joint bookrunners for the credit facilities provided for herein.
“JPMorgan” means JPMorgan Chase Bank, N.A.
“Lenders” means, at any time, collectively, (i) the Initial Lenders (other than any such Initial Lenders that have previously assigned all of their respective Advances and Commitments to other Persons in accordance with Section 8.07(b) at such time), and (ii) any other Persons that have become Lenders holding Advances and/or Commitments at such time in accordance with Section 8.07(b).
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.
“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan Documents” means, collectively, (i) the Commitment Letter, dated as of April 7, 2026, among the Borrower, Wells Fargo Bank, Wells Fargo Securities, JPMorgan, Barclays, Scotiabank, MUFG, CGMI, Bank of America, BOFAS and Mizuho, (ii) the Fee Letter, dated as of April 7, 2026, among the Borrower, Wells Fargo Bank, Wells Fargo Securities, JPMorgan and Barclays, (iii) the Fee Letter, dated as of April 7, 2026, among the Borrower, Scotiabank, MUFG, CGMI, Bank of America, BOFAS and Mizuho, (iv) the Fee Letter, dated as of April 7, 2026, between the Borrower and the Administrative Agent, (v) this Agreement, and (vi) each promissory note issued pursuant to Section 2.10(d), in each case, as any of the foregoing may be amended, supplemented or modified from time to time.
“Margin Regulations” means Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Margin Stock” has the meaning specified in the Margin Regulations.
“Material Adverse Change” means any material adverse change (i) in the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) that is reasonably likely to affect the legality, validity or enforceability of this Agreement against the Borrower or the ability of the Borrower to perform its obligations under this Agreement.
“Material Adverse Effect” means a material adverse effect (i) on the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) that is reasonably likely to affect the legality, validity or enforceability of this Agreement against the Borrower or the ability of the Borrower to perform its obligations under this Agreement.
“Mizuho” means Mizuho Bank, Ltd.
“Moody’s” means Moody’s Investors Service, Inc., and its successors
“Moody’s Rating” means, on any date of determination, the debt rating most recently announced by Moody’s with respect to the long-term senior unsecured debt issued by the Borrower.
“MUFG” means MUFG Bank, Ltd.

“Multiemployer Plan” has the meaning specified in Section 4.01(i).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders in accordance with the terms of Section 8.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance, Commitment or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20(b)).
“Outstanding Credits” means, on any date of determination and as to any Lender, the aggregate principal amount of such Lender’s Advances outstanding on such date.
“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning specified in Section 8.07(d).
“Participant Register” has the meaning specified in Section 8.07(d).
“Patriot Act” has the meaning specified in Section 8.14.
“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(g) hereof; (ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens, and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; (iii) Liens incurred or deposits made to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (iv) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (v) any judgment Lien, unless an Event of Default under Section 6.01(g) shall have occurred and be continuing; (vi) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or any Significant Subsidiary and not created in contemplation of such event; (vii) deposits made in the ordinary course of business to secure the performance of bids, trade contracts (other than for Debt), operating leases and surety bonds; (viii) Liens upon or in any real property or equipment acquired, constructed, improved or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property); (ix) extensions, renewals or replacements of any Lien described in clause (iii), (vi), (vii) or (viii) for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced; and (x) any other Lien not covered by the foregoing exceptions as long as immediately after the creation of such Lien the aggregate principal amount of Debt secured by all Liens created or assumed under this clause (x) does not exceed 10% of Consolidated Tangible Net Assets of the Borrower.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” has the meaning specified in Section 4.01(i).
“Platform” has the meaning specified in Section 8.02(b).
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Proposed Increased Commitment” has the meaning specified in Section 2.07(a).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning specified in Section 8.22.
“QFC Credit Support” has the meaning specified in Section 8.22.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Register” has the meaning specified in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Required Lenders” means at any time Lenders owed in excess of 50% of the Outstanding Credits at such time, or, if there are no Outstanding Credits, Lenders having in excess of 50% in interest of the Commitments in effect at such time having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. Subject to Section 8.01, the Outstanding Credits and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restatement Effective Date” has the meaning specified in Section 3.01.
“Restructuring Law” means Texas Senate Bill 7, as enacted by the Legislature of the State of Texas and signed into law on June 18, 1999, Ohio Senate Bill No. 3, as enacted by the General Assembly of the State of Ohio and signed into law on July 6, 1999, or any similar law applicable to the Borrower or any Subsidiary of the Borrower governing the deregulation or restructuring of the electric power industry.
“RTO Transaction” means the transfer of transmission facilities to a regional transmission organization or equivalent organization as approved or ordered by the Federal Energy Regulatory Commission.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.
“S&P Rating” means, on any date of determination, the rating most recently announced by S&P with respect to the long-term senior unsecured debt issued by the Borrower.
“Sanctioned Country” means, at any time, a region, a country or territory which is itself (or whose government is) the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, any target of Sanctions, including: (a) any Person on any list of targets identified or designated pursuant to any Sanctions, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by the Office of Foreign Assets Control of the U.S. Department of the Treasury to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government

(including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future statute or executive order), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Outstanding Credits will be used, or (c) from which repayment of the Outstanding Credits will be derived.
“Scotiabank” means The Bank of Nova Scotia.
“SEC” means the United States Securities and Exchange Commission.
“Significant Subsidiary” means, at any time, any Subsidiary of the Borrower that constitutes at such time a “significant subsidiary” of the Borrower, as such term is defined in Regulation S-X of the SEC as in effect on the date hereof (17 C.F.R. Part 210) (other than AEP Energy Supply LLC or GenCo); provided, however, that if AEP Energy Supply LLC or GenCo own, on an aggregate basis, assets exceeding 20% of the Borrower’s “total assets” as used in Regulation S-X, AEP Energy Supply LLC or GenCo will be considered Significant Subsidiaries, and provided, further, that “total assets” as used in Regulation S-X shall not include securitization transition assets, phase-in cost assets or similar assets on the balance sheet of any Subsidiary resulting from the issuance of Stranded Cost Recovery Bonds or other asset backed securities of a similar nature.
“Seventh Amended and Restated Credit Agreement” means the Seventh Amended and Restated Credit Agreement, dated as of the Restatement Effective Date, among the Borrower, Wells Fargo Bank, as administrative agent, and the banks, financial institutions and other institutional lenders party thereto pursuant to which the lenders party thereto provide to the Borrower a $6,500,000,000 revolving credit facility.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Advance” means an Advance that bears interest at a rate based on Term SOFR as provided in Section 2.11(b).
“Specified Foreign Entity” means “specified foreign entity” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code.
“Stranded Cost Recovery Bonds” means securities, however denominated, that are issued by the Borrower or any Consolidated Subsidiary of the Borrower that are (i) non-recourse to the Borrower and its Significant Subsidiaries (other than for failure to collect and pay over the charges referred to in clause (ii) below) and (ii) payable solely from transition or similar charges authorized by law (including, without limitation, any “financing order”, as such term is defined in the Texas Utilities Code) to be invoiced to customers of any Subsidiary of the Borrower or to retail electric providers.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership or joint venture or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Supported QFC” has the meaning specified in Section 8.22.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor, and
(b)    for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means, with respect to any Lender, the earlier to occur of (i) April 30, 2029 or such later date that may be established for such Lender from time to time pursuant to Section 2.06 hereof, and (ii) the date of termination in whole of the Commitments available to the Borrower pursuant to Section 2.08 or 6.01.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitment and Outstanding Credits of such Lender at such time.
“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at SOFR.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.02(a), 2.13 and 2.14, in each case, such day is also a Business Day.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Special Resolution Regimes” has the meaning specified in Section 8.22.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.18(g)(ii)(B)(3).
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Wells Fargo Bank” has the meaning specified in the recital of parties to this Agreement.

“Wells Fargo Securities” means Wells Fargo Securities, LLC.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02 Computation of Time Periods.
In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
SECTION 1.03 Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles applied in accordance with the consistency requirements thereof as in effect from time to time (“GAAP”); provided that (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change to GAAP occurring after the Restatement Effective Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case to the extent that such change would require treating any operating lease entered into on or prior to December 31, 2018 that would not otherwise constitute Debt as a capital lease where such operating lease would not constitute Debt and was not required to be so treated under GAAP as in effect on the Restatement Effective Date.
SECTION 1.04 Other Interpretive Provisions.

As used herein, except as otherwise specified herein, (i) references to any Person include its successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; (ii) references to any Applicable Law include amendments, supplements and successors thereto; (iii) references to specific sections, articles, annexes, schedules and exhibits are to this Agreement; (iv) words importing any gender include the other gender; (v) the singular includes the plural and the plural includes the singular; (vi) the words “including”, “include” and “includes” shall be deemed to be followed by the words “without limitation”; (vii) captions and headings are for ease of reference only and shall not affect the construction hereof; and (viii) references to any time of day shall be to New York City time unless otherwise specified.
SECTION 1.05 Rates.

The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 8.21, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.06 Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01 The Advances.

(a)    Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances in Dollars to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate outstanding amount not to exceed at any time such Lender’s Available Commitment at such time. Within the limits of each Lender’s Commitment and as hereinabove and hereinafter provided, the Borrower may request Borrowings hereunder, and repay or prepay Advances pursuant to Section 2.14 and utilize the resulting increase in the Available Commitments for further Borrowings in accordance with the terms hereof.
(b)    In no event shall the Borrower be entitled to request or receive any Borrowing that would cause the aggregate Outstanding Credits (including such requested Borrowing) to exceed the aggregate Commitments.
SECTION 2.02 Making Advances.

(a)    Each Borrowing of Advances shall be in an amount not less than $10,000,000 (or, if less, the Available Commitments at such time) or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitment Percentages. Each such Borrowing shall be made on notice, given not later than 11:00 A.M. (Eastern time) on the third U.S. Government Securities Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of SOFR Advances, or not later than 1:00 P.M. (Eastern time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt written notice. Each such notice of a Borrowing under this Section 2.02 (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing via email in substantially the form of Exhibit A hereto, specifying therein the requested (i) Borrowing Date for such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of SOFR Advances, the initial Interest Period for each such Advance. Each Lender shall, before 3:00 P.M. (Eastern time) on the applicable Borrowing Date, make available for the account of its applicable Lending Office to the Administrative Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of the Borrowing to be made on such Borrowing Date. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.02, the Administrative Agent will promptly make such funds available to the Borrower in such manner as the Borrower shall have specified in the applicable Notice of Borrowing and as shall be reasonably acceptable to the Administrative Agent.
(b)    Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select SOFR Advances for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Lenders to make SOFR Advances shall then be suspended pursuant to Section 2.12(b), 2.12(e) or 2.16, and (ii) there shall be not more than 20 Borrowings at any one time outstanding.
(c)    Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to comprise SOFR Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Section 3.02, including, without limitation, any loss

(including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(d)    In connection with any borrowing hereunder, the Administrative Agent may assume that each Lender has made its respective share of such borrowing available on such date in accordance with the terms hereof and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Advances. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(e)    The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
SECTION 2.03 [Reserved].

SECTION 2.04 [Reserved].

SECTION 2.05 Fees.

(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee equal to the Commitment Fee Rate in effect for each day, multiplied by the amount of such Lender’s Available Commitment (i) from the date hereof, in the case of each Initial Lender, and (ii) from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender, in the case of each other Lender, in each case until the Termination Date of such Lender, payable quarterly in arrears on the last day of each March, June, September and December, commencing June 30, 2026, and ending on the Termination Date of such Lender.
(b)    The Borrower shall pay to the Administrative Agent such fees as may from time to time be agreed between the Borrower and the Administrative Agent.
SECTION 2.06 Extension of the Termination Date.

(a)    Not earlier than 60 days prior to, nor later than 30 days prior to each anniversary of the Restatement Effective Date (each, an “Anniversary Date”), the Borrower may request by notice made to the Administrative Agent (which shall promptly notify the Lenders thereof) a one-year extension of the Termination Date. Each Lender shall notify the Administrative Agent by the date specified by the Administrative Agent (which date shall be a Business Day and shall not be less than 15 days prior to, nor more than 30 days prior to, the Anniversary Date) that either (A) such Lender declines to consent to extending the Termination Date or (B) such Lender consents to extending the Termination Date. Any Lender not responding within the above time period shall be deemed not to have consented to extending the Termination Date. The Administrative Agent shall, after receiving the notifications from all of the Lenders or the expiration of such period, whichever is earlier, notify the Borrower and the Lenders of the results thereof. The Borrower may request no more than two (2) extensions of the Termination Date pursuant to this Section following the Restatement Effective Date. For the avoidance of doubt, at no time may the term of this Agreement exceed three (3) years.
(b)    If any Lender declines, or is deemed to have declined, to consent to such request for extension (each a “Declining Lender”), the Borrower shall have the right to replace such Declining Lender in accordance with Section 2.20(b). Any Lender replacing a Declining Lender shall be deemed to have consented to such request for extension (regardless of when such replacement is effective) and shall not be deemed to be a Declining Lender.
(c)    If the Required Lenders have consented to the extension of the Termination Date, the Termination Date shall be extended (solely with respect to each Lender that consented to the extension) to the date that is one year after the then-effective Termination Date, effective as of the Anniversary Date. On or prior to the Anniversary Date, the Borrower shall deliver to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, (i) the resolutions of the Borrower authorizing such extension, certified as being in effect as of the Anniversary Date and the related incumbency certificate of the Borrower, (ii) a favorable opinion of counsel for the Borrower (which may be an attorney of American Electric Power Service Corporation), as to such matters as any Lender through the Administrative Agent may reasonably request and (iii) a certificate of the Borrower stating that on and as of such Anniversary Date, and after giving effect to the extension to be effective on such date, all conditions precedent to an Extension of Credit are satisfied. On or prior to the Termination Date applicable to any Declining Lender, such Declining Lender shall have received payment in full of the principal amount of all Advances outstanding owing to such Declining Lender and all interest thereon and all fees and other amounts (including, without limitation, any amounts payable pursuant to Section 8.04(c)) payable to such Declining Lender accrued through such Termination Date. Promptly following such Anniversary Date, the Administrative Agent shall distribute an amended Schedule I to this Agreement (which shall thereafter be incorporated into this Agreement) to reflect any changes, if any, in the Lenders, the Commitments and each Lender’s Commitment Percentage as of such Anniversary Date.
SECTION 2.07 Increase of the Commitments.

(a)    The Borrower may, from time to time, provided that no Default or Event of Default has occurred and is continuing, request by notice to the Administrative Agent, to increase the Commitments in minimum increments of $10,000,000, up to a maximum increase aggregate amount for all such increases to occur after the Restatement Effective Date of $250,000,000, by designating one or more Eligible Assignees (each a “Designated Lender”) that agree to accept all or a portion of such additional Commitments (the “Proposed Increased Commitment”), provided, that (x) if a Designated Lender is not a Lender, such Designated Lender shall be reasonably acceptable to the Administrative Agent, and such Designated Lender’s Proposed Increased Commitment shall be at least $5,000,000; and (y) if a Designated Lender is a Lender, the allocations of the Proposed Increased Commitment among Designated Lenders that are Lenders shall be based on the ratio of each existing Lender’s Proposed Increased

Commitment, if any, to the aggregate of all Proposed Increased Commitments. The Borrower may elect to remove or replace any such designated Eligible Assignee at any time prior to the effective date of such increase, provided that any newly designated Eligible Assignee is reasonably acceptable to the Administrative Agent.
(b)    The Administrative Agent shall promptly notify the Designated Lenders of the Proposed Increased Commitment. Each Designated Lender shall notify the Administrative Agent by the date specified by the Administrative Agent (which date shall be a Business Day) that either (A) such Designated Lender declines to accept its additional Commitments or (B) such Designated Lender consents to accept its additional Commitments. Any Designated Lender not responding on or prior to the date specified by the Administrative Agent shall be deemed not to have consented to accept its additional Commitments. The Administrative Agent shall, after receiving the notifications from all of the Designated Lenders or following the date specified in the notice to such Designated Lenders, whichever is earlier, notify the Borrower and the Lenders of the results thereof and the effective date of any additional Commitments. The Borrower shall deliver (i) a certificate signed by a duly authorized officer of the Borrower to the Administrative Agent, dated as of the effective date of such additional Commitments, stating that all conditions precedent to an Extension of Credit set forth in Section 3.02 are true and correct on and as of such effective date and (ii) a favorable opinion of counsel for the Borrower (which may be an attorney of American Electric Power Service Corporation), as to such matters as any Lender through the Administrative Agent may reasonably request.
(c)    Promptly following the effective date of any Commitment increase pursuant to this Section 2.07, (i) the Administrative Agent shall distribute an amended Schedule I to this Agreement (which shall thereafter be incorporated into this Agreement) to reflect any changes in Lenders, the Commitments and each Lender’s Commitment Percentage as of such effective date and (ii) the Borrower shall prepay the outstanding Borrowings (if any) in full, and shall simultaneously make new Borrowings hereunder in an amount equal to such prepayment, so that, after giving effect thereto, the Borrowings are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment increase). Prepayments made under this clause (c) shall not be subject to the notice requirements of Section 2.14.
(d)    Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment increase and the making of any Advances on such date pursuant to clause (c)(ii) above, all calculations and payments of fees and of interest on the Advances shall take into account the actual Commitment of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time.
SECTION 2.08 Termination or Reduction of the Commitments.

(a)    The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the Available Commitments, provided that (i) each partial reduction shall be in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) no such termination or reduction shall be made that would reduce the aggregate Commitments to an amount less than the aggregate Outstanding Credits on the date of such termination or reduction.
(b)    The Borrower may terminate the Available Commitment of any Lender that is a Defaulting Lender in accordance with Section 8.16(a)(iv).

(c)    The Commitment of each Lender shall automatically terminate on the Termination Date applicable to such Lender as provided in Section 2.06.
(d)    Once terminated, neither a Commitment nor any portion thereof may be reinstated.
SECTION 2.09 Repayment of Advances.
(a)    The Borrower shall repay to the Administrative Agent for the account of each Lender on the Termination Date with respect to such Lender the aggregate principal amount of all Advances made by such Lender to the Borrower then outstanding.
(b)    If at any time the aggregate principal amount of Outstanding Credits exceed the aggregate Commitments, the Borrower shall pay or prepay so much of the Borrowings as shall be necessary in order that the principal amount of Advances outstanding will not exceed the Commitments.
SECTION 2.10 Evidence of Indebtedness.

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(b)    The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Type of each Advance made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)    The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section 2.10 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Advances and interest thereon in accordance with the terms of this Agreement.
(d)    Any Lender may request that any Advances made by it be evidenced by one or more promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to such Lender (or, if requested by such Lender, to such Lender and its assignees) and in a form approved by the Administrative Agent. Thereafter, the Advances evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 8.07) be represented by one or more promissory notes in such form payable to the payee named therein.
SECTION 2.11 Interest on Advances.
The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)    Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate plus (y) the Applicable Margin for Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted, prepaid or repaid in full.
(b)    SOFR Advances. During such periods as such Advance is a SOFR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) Term SOFR for such Interest Period for such Advance plus (y) the Applicable Margin for SOFR Advances in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such SOFR Advance shall be Converted, prepaid or repaid in full.
SECTION 2.12 Interest Rate Determination.
(a)    The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.11(a) or (b).
(b)    Subject to Section 8.21 below, in connection with any request for a SOFR Advance or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR for the applicable Interest Period with respect to a proposed SOFR Advance on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Advances during such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Advances, and any right of the Borrower to convert any Advance to or continue any Advance as a SOFR Advance, shall be suspended (to the extent of the affected SOFR Advances or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Advances (to the extent of the affected SOFR Advances or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Advances in the amount specified therein and (B) any outstanding affected SOFR Advance will be deemed to have been converted into Base Rate Advances at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 8.04.
(c)    If the Borrower shall fail to select the duration of any Interest Period for any SOFR Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d)    On the date on which the aggregate unpaid principal amount of SOFR Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.
(e)    Upon the occurrence and during the continuance of any Event of Default, (i) each SOFR Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make SOFR Advances, or to Convert outstanding Advances into SOFR Advances shall be suspended.
SECTION 2.13 Optional Conversion of Advances.
The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 noon (Eastern time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.12 and 2.16, Convert all or any part of Advances of one Type comprising the same Borrowing into Advances of the other Type or of the same Type but having a new Interest Period; provided, however, that any Conversion of SOFR Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such SOFR Advances, any Conversion of Base Rate Advances into SOFR Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into SOFR Advances, the duration of the initial Interest Period for each such Advance. Each such notice of Conversion shall be irrevocable and binding on the Borrower.
SECTION 2.14 Optional Prepayments of Advances.

The Borrower may, upon at least two Business Days’ notice, in the case of SOFR Advances, and upon notice not later than 11:00 A.M. (Eastern time) on the date of prepayment, in the case of Base Rate Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and, if such notice is given, the Borrower shall prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a SOFR Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).
SECTION 2.15 Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrower shall promptly pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any applicable Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or holding companies, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Survival. All of the obligations of the Borrower under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.16 Illegality.

If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Advance, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make SOFR Advances, and any right of the Borrower to convert any Advance to a SOFR Advance or continue any Advance as a SOFR Advance, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Advances to Base Rate Advances (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Advances to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Advances to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 8.04.
SECTION 2.17 Payments and Computations.

(a)    The Borrower shall make each payment to be made by it hereunder not later than 1:00 P.M. (Eastern time) on the day when due in Dollars to the Administrative Agent at the Agent’s Account in same day funds without condition or deduction for any counterclaim, defense, recoupment or setoff. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.15, 2.18, 8.04(c) or 8.16) to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, after any applicable grace period, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.
(c)    All computations of interest based on the rate referred to in clause (a) of the definition of “Base Rate” contained in Section 1.01 shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on SOFR or the Federal Funds

Rate and of commitment fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, commitment fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of SOFR Advances to be made in the next following calendar month or on a date after the Termination Date, such payment shall be made on the next preceding Business Day.
(e)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to a Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
SECTION 2.18 Taxes.

(a)    Defined Terms. For purposes of this Section 2.18, the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.18, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the

Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W 8BEN E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W 8BEN E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W 8BEN E;
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W 8BEN E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    FATCA Withholding. For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the obligations of the Borrower set forth in this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Sections 1.1471-2(b)(2)(i) and 1.1471-2T(b)(2)(i).
(j)    Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.19 Sharing of Payments, Etc.

(a)    If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.15, 2.18, 8.04(c) or 8.16 or in respect of SOFR Advances converted into Base Rate Advances pursuant to Section 2.16) by the Borrower in excess of its ratable share of payments on account of the Advances to the Borrower obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.19 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
(b)    If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.02(d) or 7.05, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it or them under such Section until all such unsatisfied obligations are fully paid, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.20 Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender delivers a notice pursuant to Section 2.16, requests compensation under Section 2.15, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.18, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender delivers a notice pursuant to Section 2.16, requests compensation under Section 2.15, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 2.20(a), or if any Lender is a Declining Lender, a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.18) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:

(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.07(b)(iv);
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, together with all applicable accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(c)) from the assignee (to the extent of such outstanding principal amounts and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    no Default shall have occurred and be continuing;
(v)    such assignment does not conflict with Applicable Law; and
(vi)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III
CONDITIONS PRECEDENT

SECTION 3.01 Conditions Precedent to Effectiveness of this Agreement and Initial Extensions of Credit.

This Agreement and the obligation of each Lender to make the initial Extension of Credit to be made by it hereunder shall take effect on the date (the “Restatement Effective Date”) on which each of the following conditions precedent has been satisfied:
(a)    The Administrative Agent shall have received on or before the Restatement Effective Date the following, each dated the Restatement Effective Date, in form and substance reasonably satisfactory to the Administrative Agent in sufficient copies for each Lender:
(i)    Certified copies of the Borrower’s certificate of incorporation and bylaws, and resolutions of the board of directors of the Borrower approving this Agreement, a certificate of good standing for the Borrower from its jurisdiction of incorporation and all documents evidencing other necessary corporate action and Governmental Approvals, if any, with respect to this Agreement.
(ii)    A certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by the Borrower hereunder.

(iii)    A favorable opinion of counsel for the Borrower (which may be an attorney of American Electric Power Service Corporation), substantially in the form of Exhibit C hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.
(iv)    A favorable opinion of Winston & Strawn LLP, counsel for the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.
(b)    On the Restatement Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Restatement Effective Date, stating that:
(i)    The representations and warranties of the Borrower contained in Section 4.01 are true and correct in all material respects (or, if already qualified by materiality, in all respects) on and as of the Restatement Effective Date, as though made on and as of such date, and
(ii)    No event has occurred and is continuing that constitutes a Default.
(c)    The Borrower shall have paid all fees and expenses of the Administrative Agent, the Joint Lead Arrangers and the Lenders then due and payable in accordance with the terms of the Loan Documents (including the fees and expenses of counsel to the Administrative Agent to the extent then due and payable).
(d)    The Administrative Agent shall have received counterparts of this Agreement, executed and delivered by the Borrower and the Lenders.
(e)    The Administrative Agent shall have received all promissory notes (if any) requested by the Lenders pursuant to Section 2.10(d), duly completed and executed by the Borrower and payable to such Lenders.
(f)    The Administrative Agent shall have received copies of the Disclosure Documents.
(g)    The Administrative Agent shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders prior to the Restatement Effective Date.
(h)    The Seventh Amended and Restated Credit Agreement shall have been executed and delivered by the Borrower and the other parties thereto, the aggregate amount of revolving commitments thereunder shall not exceed $6,500,000,000 and such revolving commitments shall have become effective in accordance with its terms.
(i)    The Administrative Agent shall have received copies or other evidence of such other approvals and such other opinions or documents as may be reasonably requested by the Administrative Agent or by any Lender through the Administrative Agent.
SECTION 3.02 Conditions Precedent to each Extension of Credit.

The obligation of each Lender to make each Extension of Credit to be made by it hereunder (other than in connection with any Borrowing that would not increase the aggregate principal amount of Advances outstanding immediately prior to the making of such Borrowing) shall be subject to the satisfaction of the conditions precedent set forth in Section 3.01 and on the date of such Borrowing:
(a)    The following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Extension of Credit shall constitute a representation and warranty by the Borrower that on the date of such Extension of Credit such statements are true):
(i)    The representations and warranties of the Borrower contained in Section 4.01 (other than the representation and warranty in Section 4.01(e) and the representation and warranty set forth in the penultimate sentence of Section 4.01(f)) are true and correct in all material respects (or, if already qualified by materiality, in all respects) on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date, and
(ii)    No event has occurred and is continuing or would result from such Extension of Credit or from the application of the proceeds therefrom, that constitutes a Default.
(b)    The Administrative Agent shall have received copies or other evidence of such other approvals and such other opinions or documents as may be reasonably requested by the Administrative Agent or by any Lender through the Administrative Agent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows:
(a)    The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and each Significant Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or otherwise organized.
(b)    The execution, delivery and performance by the Borrower of each Loan Document, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary action, and do not contravene (i) the Borrower’s certificate of incorporation or by-laws, (ii) law binding or affecting the Borrower or (iii) any contractual restriction binding on or affecting the Borrower or any of its properties.
(c)    Each Loan Document has been duly executed and delivered by the Borrower. Each Loan Document is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights in general, and except as the availability of the remedy of specific performance is subject to general principles of equity (regardless of whether such remedy is sought in a proceeding in equity or at law) and subject to requirements of reasonableness, good faith and fair dealing.

(d)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by the Borrower of any Loan Document.
(e)    There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Significant Subsidiaries before any Governmental Authority or arbitrator that is reasonably likely to have a Material Adverse Effect, except as may be disclosed in the Disclosure Documents.
(f)    The consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at December 31, 2025, and the related consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal periods then ended (accompanied by an opinion of PricewaterhouseCoopers LLP, an independent registered public accounting firm), copies of each of which have been furnished to each Lender, fairly present the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2025, there has been no Material Adverse Change. As of the Restatement Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
(g)    No written statement, information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent, any Lender in connection with the syndication or negotiation of this Agreement or included herein or delivered pursuant hereto contained, contains, or will contain any material misstatement of fact or intentionally omitted, omits, or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are, or will be made, not misleading.
(h)    Except as may be disclosed in the Disclosure Documents, the Borrower and each Significant Subsidiary is in material compliance with all laws (including ERISA and Environmental Laws) rules, regulations and orders of any Governmental Authority applicable to it.
(i)    No failure to satisfy the minimum funding standard applicable to a Plan for a plan year (as described in Section 302 of ERISA and Section 412 of the Internal Revenue Code) that could reasonably be expected to have a Material Adverse Effect, whether or not waived, has occurred with respect to any Plan. The Borrower has not incurred, and does not presently expect to incur, any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect. The Borrower and each of its ERISA Affiliates have complied in all material respects with ERISA and the Internal Revenue Code. The Borrower and each of its Subsidiaries have complied in all material respects with foreign law applicable to its Foreign Plans, if any. As used herein, the term “Plan” means an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is and has been established or maintained, or to which contributions are or have been made or should be made according to the terms of the plan, by the Borrower or any of its ERISA Affiliates. The term “Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA). The term “Foreign Plan” means any pension, profit-sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by any Subsidiary which, under applicable local foreign law, is required to be funded through a trust or other funding vehicle.

(j)    The Borrower and its Subsidiaries have filed or caused to be filed all material Federal, state and local tax returns that are required to be filed by them, and have paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by them (to the extent that such taxes and assessments have become due and payable) other than those taxes contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(k)    The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying Margin Stock, and no proceeds of any Advance will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock. Not more than 25% of the assets of the Borrower and the Significant Subsidiaries that are subject to the restrictions of Section 5.02(a), (c) or (d) constitute Margin Stock.
(l)    Neither the Borrower nor any Significant Subsidiary is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (the “Act”). Neither the making of any Extension of Credit, the application of the proceeds or repayment thereof by the Borrower nor the consummation of the other transactions contemplated hereby will violate any provision of such Act or any rule, regulation or order of the SEC thereunder.
(m)    All Significant Subsidiaries as of the Restatement Effective Date are listed on Schedule 4.01(m) hereto.
(n)    The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors and officers and, to the knowledge of the Borrower, its employees, affiliates, and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors or officers, or (b) to the knowledge of the Borrower, any employee, affiliate or agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or use of proceeds thereof or other transaction contemplated by this Agreement violates, or will violate, Anti-Corruption Laws or applicable Sanctions.
ARTICLE V
COVENANTS OF THE BORROWER

SECTION 5.01 Affirmative Covenants.
So long as any Advance or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:
(a)    Preservation of Existence, Etc. Preserve and maintain, and cause each Significant Subsidiary to preserve and maintain, its corporate, partnership or limited liability company (as the case may be) existence and all material rights (charter and statutory) and franchises; provided, however, that the Borrower and any Significant Subsidiary may consummate any merger or consolidation permitted under Section 5.02(a); and provided further that neither the Borrower nor any Significant Subsidiary shall be required to preserve any right or franchise if (i) the board of directors of the Borrower or such Significant Subsidiary, as the case may be, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Significant Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower or such Significant Subsidiary, as the case may be, or to the Lenders; (ii) required in connection with or pursuant to any Restructuring Law; or (iii) required in connection with an RTO Transaction; and provided further, that no Significant Subsidiary shall be required to preserve and maintain its corporate, partnership or limited liability company (as the case may be) existence if (x) the loss thereof is not disadvantageous in any material respect to the Borrower or to the Lenders or (y) required in connection with or pursuant to any Restructuring Law or (z) required in connection with an RTO Transaction.
(b)    Compliance with Laws, Etc. Comply, and cause each Significant Subsidiary to comply, in all material respects, with Applicable Law, with such compliance to include, without limitation, compliance with ERISA and Environmental Laws.
(c)    Performance and Compliance with Other Agreements. Perform and comply, and cause each Significant Subsidiary to perform and comply, with the provisions of each indenture, credit agreement, contract or other agreement by which it is bound, the non-performance or non-compliance with which would result in a Material Adverse Change.
(d)    Inspection Rights. At any reasonable time and from time to time, permit the Administrative Agent or any Lender or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Significant Subsidiary and to discuss the affairs, finances and accounts of the Borrower and any Significant Subsidiary with any of their officers or directors and with their independent certified public accountants.
(e)    Maintenance of Properties, Etc. Maintain and preserve, and cause each Significant Subsidiary to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and except as required in connection with or pursuant to any Restructuring Law or in connection with an RTO Transaction.
(f)    Maintenance of Insurance. Maintain, and cause each Significant Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties; provided, however, that the Borrower and each Significant Subsidiary may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties and to the extent consistent with prudent business practice.
(g)    Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which adequate reserves are being maintained in accordance with GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
(h)    Keeping of Books. Keep, and cause each Significant Subsidiary to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Significant Subsidiary in accordance with GAAP.
(i)    Reporting Requirements. Furnish to the Lenders:

(i)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a copy of the Borrower’s Quarterly Report on Form 10-Q for such quarter, as filed with the SEC, which shall contain a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Borrower as having been prepared in accordance with generally accepted accounting principles and a certificate of the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Borrower as to compliance with the terms of this Agreement and (A) certifying that there have been no Subsidiaries that have become Significant Subsidiaries at any time during such period, or any Subsidiaries that have ceased to be Significant Subsidiaries at any time during such period, in each case except as expressly identified in such certificate, and (B) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP in effect on the date hereof;
(ii)    as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s Annual Report on Form 10-K for such year, as filed with the SEC, which shall contain a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by PricewaterhouseCoopers LLP or another independent registered public accounting firm acceptable to the Required Lenders, and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, and a certificate of the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Borrower as to compliance with the terms of this Agreement and (A) certifying that there have been no Subsidiaries that have become Significant Subsidiaries at any time during such period, or any Subsidiaries that have ceased to be Significant Subsidiaries at any time during such period, in each case except as expressly identified in such certificate, and (B) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP in effect on the date hereof;
(iii)    as soon as possible and in any event within five days after the chief financial officer or treasurer of the Borrower obtains knowledge of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer or treasurer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
(iv)    promptly after the sending or filing thereof, copies of all Reports on Form 8-K that the Borrower or any Significant Subsidiary files with the SEC or any national securities exchange;

(v)    promptly after the commencement thereof, notice of all actions and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Significant Subsidiary of the type described in Section 4.01(e);
(vi)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and
(vii)    such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Notwithstanding the foregoing, the information required to be delivered pursuant to clauses (i), (ii) and (iv) shall be deemed to have been delivered if such information shall be available on the website of the SEC at http://www.sec.gov or any successor website; provided that the compliance certificates required under clauses (i) and (ii) shall be delivered in the manner specified in Section 8.02(b).
(j)    Compliance with Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(k)    Use of Proceeds. Use the proceeds of the Borrowings for working capital and general corporate purposes of the Borrower; provided that no part of the proceeds of any of the Advances shall be used for purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) or for any purpose which violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.  If requested by the Administrative Agent or any Lender (through the Administrative Agent), the Borrower shall promptly furnish to the Administrative Agent and each requesting Lender a statement in conformity with the requirements of Form G-3 or Form U-1, as applicable, under Regulation U of the Board of Governors of the Federal Reserve System.
SECTION 5.02 Negative Covenants.

So long as any Advance or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower agrees that it will not:
(a)    Mergers, Etc. Merge or consolidate with or into any Person, or permit any Significant Subsidiary to do so, except that (i) any Subsidiary may merge or consolidate with or into any other Subsidiary of the Borrower, (ii) any Subsidiary may merge into the Borrower, (iii) any Significant Subsidiary may merge with or into any other Person so long as such Significant Subsidiary continues to be a Significant Subsidiary of the Borrower and (iv) the Borrower may merge with any other Person so long as the successor entity (if other than the Borrower) assumes, in form reasonably satisfactory to the Administrative Agent, all of the obligations of the Borrower under this Agreement and the other Loan Documents, is incorporated or otherwise organized under the laws of a state of the United States of America or the District of Columbia and has long-term senior unsecured debt ratings issued (and confirmed after giving effect to such merger) by S&P or Moody’s of at least BBB- and Baa3, respectively (or if no such ratings have been issued, commercial paper ratings issued (and confirmed after giving effect to such merger) by S&P and Moody’s of at least A-3 and P-3, respectively), provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
(b)    Stock of Significant Subsidiaries. Sell, lease, transfer or otherwise dispose of, other than (i) in connection with an RTO Transaction, but only if no Default or Event of Default has occurred and is continuing or would result from such RTO Transaction, or (ii) pursuant to the requirements of any Restructuring Law, equity interests in any Significant Subsidiary of the Borrower (other than AEP Energy Services, Inc. or CSW Energy, Inc.) if such Significant Subsidiary would cease to be a Subsidiary as a result of such sale, lease, transfer or disposition.
(c)    Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any Significant Subsidiary (other than AEP Energy Services, Inc. or CSW Energy, Inc.) to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except (i) sales in the ordinary course of its business, (ii) sales, leases, transfers or dispositions of assets to any Person that is not a wholly-owned Subsidiary of the Borrower that in the aggregate do not exceed 20% of the Consolidated Tangible Net Assets of the Borrower and its Subsidiaries, whether in one transaction or a series of transactions, (iii) other sales, leases, transfers and dispositions made in connection with an RTO Transaction or pursuant to the requirements of any Restructuring Law or to a wholly owned Subsidiary of the Borrower, or (iv) sales of pollution control assets to a state or local government or any political subdivision or agency thereof in connection with any transaction with such Person pursuant to which such Person sells or otherwise transfers such pollution control assets back to the Borrower or a Subsidiary under an installment sale, loan or similar agreement, in each case in connection with the issuance of pollution control or similar bonds.
(d)    Liens, Etc. Create or suffer to exist, or permit any Significant Subsidiary to create or suffer to exist, any Lien on or with respect to any of its properties, including, without limitation, on or with respect to equity interests in any Subsidiary of the Borrower, whether now owned or hereafter acquired, or assign, or permit any Significant Subsidiary to assign, any right to receive income (other than in connection with Stranded Cost Recovery Bonds and the sale of accounts receivable by the Borrower), other than (i) Permitted Liens, (ii) the Liens existing on the date hereof, (iii) Liens securing first mortgage bonds issued by any Subsidiary of the Borrower the rates or charges of which are regulated by the Federal Energy Regulatory Commission or any state governmental authority, provided that the aggregate principal amount of such first mortgage bonds of any such Subsidiary do not exceed 66 2/3% of the net value of plant, property and equipment of such Subsidiary and (iv) the replacement, extension or renewal of any Lien permitted by clauses (ii) and (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.
(e)    Restrictive Agreements. Enter into, or permit any Significant Subsidiary to enter into (except in connection with or pursuant to any Restructuring Law), any agreement after the date hereof, or amend, supplement or otherwise modify any agreement existing on the date hereof, that imposes any restriction on the ability of any Significant Subsidiary to make payments, directly or indirectly, to its shareholders by way of dividends, advances, repayment of loans or intercompany charges, expenses and accruals or other returns on investments that is more restrictive than any such restriction applicable to such Significant Subsidiary on the date hereof; provided, however, that any Significant Subsidiary may agree to a financial covenant limiting its ratio of Consolidated Debt to Consolidated Capital to no more than 0.675 to 1.000.

(f)    ERISA. (i) Terminate or withdraw from, or permit any of its ERISA Affiliates to terminate or withdraw from, any Plan with respect to which the Borrower or any of its ERISA Affiliates may have any liability by reason of such termination or withdrawal, if such termination or withdrawal could have a Material Adverse Effect, (ii) incur a full or partial withdrawal, or permit any ERISA Affiliate to incur a full or partial withdrawal, from any Multiemployer Plan with respect to which the Borrower or any of its ERISA Affiliates may have any liability by reason of such withdrawal, if such withdrawal could have a Material Adverse Effect, (iii) otherwise fail, or permit any of its ERISA Affiliates to fail, to comply in all material respects with ERISA or the related provisions of the Internal Revenue Code if such noncompliances, singly or in the aggregate, could have a Material Adverse Effect, or (iv) fail, or permit any of its Subsidiaries to fail, to comply with Applicable Law with respect to any Foreign Plan if such noncompliances, singly or in the aggregate, could have a Material Adverse Effect.
(g)    Margin Stock. Use the proceeds of any Extension of Credit to buy or carry Margin Stock.
(h)    No Violation of Anti-Corruption Laws or Sanctions. Request any Borrowing, or use or permit any of its Subsidiaries or its or their respective directors, officers, employees and agents to use, directly or, to the actual knowledge of the Borrower or any of its Subsidiaries, indirectly, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.03 Financial Covenant.

So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will maintain a ratio of Consolidated Debt to Consolidated Capital, as of the last day of each March, June, September and December, of not greater than 0.675 to 1.000.
ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01 Events of Default.

If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable, or shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement within five days after the same becomes due and payable; or
(b)    Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
(c)    (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(a), 5.01(i)(iii) or 5.02 (other than Section 5.02(f)), or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other

Loan Document if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(d)    Any event shall occur or condition shall exist under any agreement or instrument relating to Debt of the Borrower (but excluding Debt outstanding hereunder) or any Significant Subsidiary outstanding in a principal or notional amount of at least $100,000,000 in the aggregate if the effect of such event or condition is to accelerate or require early termination of the maturity or tenor of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than (x) by a regularly scheduled required prepayment or redemption, or (y) any event or condition which results in the conversion of such Debt constituting convertible indebtedness of the Borrower or any Significant Subsidiary pursuant to its terms, into (i) common stock of the Borrower or such Significant Subsidiary (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower or such Significant Subsidiary), (ii) cash or (iii) a combination of such common stock and cash, unless such conversion results from a default thereunder or an event of the type that constitutes an Event of Default), terminated, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity or the original tenor thereof; or
(e)    The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)    (i) Any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that as of the date hereof was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 30% of the Borrower’s Voting Stock shall acquire a beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing after the date hereof, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower, provided that any person becoming a director subsequent to the date hereof, whose election, or nomination for election by the Borrower’s shareholders, was approved by a vote of at least a majority of the directors of the board of directors of the Borrower as comprised as of the date hereof shall be, for purposes of this provision, considered as though such person were a member of the board as of the date hereof; or
(g)    Any judgment or order for the payment of money in excess of $50,000,000 in the case of the Borrower or any Significant Subsidiary to the extent not paid or insured shall be rendered against the

Borrower or any Significant Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(h)    (i) The termination of or withdrawal from the United Mine Workers’ of America 1974 Pension Trust by the Borrower or any of its ERISA Affiliates shall have occurred and the value of the liability of the Borrower and its ERISA Affiliates related to such termination or withdrawal exceeds $75,000,000 in the aggregate (after taking into account the applicable limitations on annual payments imposed by Section 4219(c) of ERISA); or (ii) any other ERISA Event shall have occurred and the value of the liability of the Borrower and its ERISA Affiliates related to such ERISA Event exceeds $50,000,000;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Extensions of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the outstanding Borrowings, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the outstanding Borrowings, all such interest and all such amounts shall become and be forthwith due and payable by the Borrower, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Extensions of Credit shall automatically be terminated and (B) the outstanding Borrowings, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
THE ADMINISTRATIVE AGENT

SECTION 7.01 Authorization and Action.

Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters expressly provided for in this Agreement as being subject to the discretion of the Administrative Agent, such matters shall be subject to the sole discretion of the Administrative Agent, its directors, officers, agents and employees. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the outstanding Borrowings), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or Applicable Law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02 Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat each Lender recorded in the Register as the owner of the Commitment recorded for such Lender in the Register until the Administrative Agent receives and accepts an Assignment and Assumption entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07 and except as provided otherwise in Section 8.16; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Lender or to inspect the property (including the books and records) of any Lender; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, this Agreement or any other instrument or document furnished pursuant thereto; (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by fax) believed by it to be genuine and signed or sent by the proper party or parties; and (vii) shall not have any fiduciary duty to any other Lender.
SECTION 7.03 Administrative Agent and its Affiliates.

With respect to its Commitments and the Advances made by it, the Person serving as Administrative Agent shall have the same rights and powers in its capacity as a Lender under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, own securities of, act as the financial advisor for, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any Lender and any of their respective Subsidiaries or Affiliates thereof as if such Person were not the Administrative Agent and without any duty to account therefor to the Lenders.
SECTION 7.04 Lender Credit Decision.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05 Indemnification.

Each Lender severally agrees to indemnify the Administrative Agent and its Related Parties (to the extent not promptly reimbursed by the Borrower and without limiting its obligation to do so) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent or such Related Party in any way relating to or arising out of this Agreement or any action taken or omitted by such Person under this Agreement; provided, however, that no Lender shall be liable, as to the Administrative Agent or any Related Party of any of the foregoing, for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Person as determined in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent and each Related Party of any of the foregoing promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and reasonable expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Administrative Agent or such Related Party is not promptly reimbursed for such costs and expenses by the Borrower after request therefor and without limiting the Borrower’s obligation to do so. For purposes of this Section 7.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders and (ii) the aggregate unused portions of their respective Commitments at such time. In the event that any Lender shall have failed to make any Advance as required hereunder, such Lender’s Commitment shall be considered to be unused for purposes of this Section 7.05 to the extent of the amount of such Advance. The failure of any Lender to reimburse the Administrative Agent or any Related Party of any of the foregoing promptly upon demand for its ratable share of any amount required to be paid by the Lender to the Administrative Agent or such Related Party as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent or such Related Party for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or such Related Party for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder.
SECTION 7.06 Erroneous Payments.

(a)    Each Lender and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 7.06(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)    In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 8.07 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 7.06 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any obligations hereunder owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment on the obligations hereunder and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the obligations hereunder, the obligations hereunder or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)    Each party’s obligations under this Section 7.06 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations hereunder (or any portion thereof) under any Loan Document.
(g)    Nothing in this Section 7.06 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.
ARTICLE VIII
MISCELLANEOUS

SECTION 8.01 Amendments, Etc.
Subject to Section 8.16(a)(i), no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:
(a)    unless in writing and signed by all the Lenders (other than, in the case of the following clauses (i) through (iv), any Defaulting Lender), do any of the following:
(i)    amend Section 3.01 or 3.02 or waive any of the conditions specified therein,
(ii)    increase the aggregate amount of the Commitments (except pursuant to Section 2.07),
(iii)    change the definition of Required Lenders or the percentage of the Commitments or of the aggregate unpaid principal amount of the outstanding Borrowings, or the number or percentage of the Lenders, that shall be required for the Lenders or any of them to take any action hereunder, or

(iv)    amend or waive Section 2.19, this Section 8.01 or any provision of this Agreement that requires pro rata treatment of the Lenders; or
(b)    unless in writing and signed by each Lender that is directly affected thereby, do any of the following:
(i)    increase the amount or extend the termination date of such Lender’s Commitment, or subject such Lender to any additional obligations,
(ii)    reduce the principal of, or interest on, or rate of interest applicable to, the outstanding Advances of such Lender or any fees or other amounts payable to such Lender hereunder, or
(iii)    postpone any date fixed for any payment of principal of, or interest on, the outstanding Advances or any fees or other amounts payable to such Lender hereunder; and
provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the Required Lenders, amend or waive Section 8.16. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate (but such Lender shall continue to be entitled to the benefits of Sections 2.15, 2.18 and 8.04) upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal outstanding amount of and interest accrued on each Advance made by it and outstanding, and all other amounts owing to it or accrued for its account under this Agreement and is released from its obligations hereunder.
SECTION 8.02 Notices, Etc.

(a)    The Borrower hereby agrees that any notice that is required to be delivered to it hereunder shall be delivered to the Borrower as set forth in this Section 8.02. All notices and other communications provided for hereunder shall be in writing (including email) and mailed, emailed or delivered, if to the Borrower at its address at 1 Riverside Plaza, Columbus, Ohio 43215, Attention: Treasurer (telephone: (614) 716-1484; email: corporatefinance@aep.com), with a copy to the General Counsel (telephone: (614) 716-1000), and Treasury Operations (Treasury_Operations_AEP@aep.com); if to any Initial Lender, at its Lending Office specified in its Administrative Questionnaire; if to any other Lender, at its Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender; if to the Administrative Agent, at its address at Wells Fargo Bank, National Association, 1525 W. WT Harris Blvd, Charlotte, NC 28262, Mail Code: D1109-019, Attention: Syndication Agency Services (telephone: 704-590-2706; email: agencyservices.requests@wellsfargo.com); or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall be effective when delivered or received at the appropriate address or number to the attention of the appropriate individual or department, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by fax or electronic transmission of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)    The Borrower and the Lenders hereby agree that the Administrative Agent may make any information required to be delivered under Section 5.01(i)(i), (ii), (iv) and (v) (the “Communications”) available to the Lenders by posting the Communications on Intralinks, SyndTrak or a substantially similar electronic transmission systems (the “Platform”). The Borrower and the Lenders hereby acknowledge that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
(c)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT AND SHALL NOT BE DEEMED TO WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE, OR SHALL DEEM TO BE MADE, BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.03 No Waiver; Remedies.
No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right or power hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the

Lenders hereunder and under the other Loan Documents are cumulative and not exclusive of any rights and remedies that are provided by law or that they would otherwise have.
SECTION 8.04 Costs and Expenses.

(a)    The Borrower agrees to pay promptly upon demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (ii) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay promptly upon demand all costs and expenses of the Administrative Agent and the Lenders, if any (including, without limitation, counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent and the Lenders in connection with the enforcement of rights under this Section 8.04(a).
(b)    The Borrower agrees to indemnify and hold harmless each Lender, the Administrative Agent and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses and liabilities, joint or several, to which any such Indemnified Party may become subject, in each case arising out of or in connection with or relating to (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Extensions of Credit (ii) any error or omission in connection with posting of the data required to be delivered pursuant to Section 5.01(i)(i), (ii) or (iv) on the website of the SEC or any successor website or (iii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, and to reimburse any Indemnified Party for any and all reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Borrower or any of its Affiliates and whether or not any of the transactions contemplated hereby are consummated or this Agreement is terminated, and the foregoing indemnification shall apply whether or not such indemnified liabilities are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability, or are caused, in whole or in part, under any claim or theory of strict liability, or are caused, in whole or in part, by any negligent act or omission of any kind by any indemnified person, except to the extent such claim, damage, loss, liability, penalty or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its managers, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. To the fullest extent permitted by applicable law, the Borrower agrees not to assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential

(including lost profits) or punitive damages (as opposed to direct or actual damages) arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Extensions of Credit.
(c)    If any payment of principal of, or Conversion of, any SOFR Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09, 2.12(d), 2.15 or 2.17, acceleration of the maturity of the outstanding Borrowings pursuant to Section 6.01, the assignment of any such Advance pursuant to Section 2.20(b) or for any other reason (in the case of any such payment or Conversion), or if any prepayment of a SOFR Advance is made on a date other than the date specified in any notice therefor delivered pursuant hereto, the Borrower shall, promptly upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (other than the loss of the Applicable Margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
(d)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.15 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.
(e)    The Borrower agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or its security holders or creditors related to or arising out of or in connection with this Agreement, the Extensions of Credit or the use or proposed use of the proceeds thereof, any of the transactions contemplated by any of the foregoing or in the loan documentation or the performance by an Indemnified Party of any of the foregoing (including the use by unintended recipients of any information or other materials distributed through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents) except to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.
(f)    In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any of its Affiliates in which such Indemnified Party is not named as a defendant, the Borrower agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.
SECTION 8.05 Right of Set-off.

Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the outstanding Borrowings due and payable pursuant to the provisions of Section 6.01, each Credit Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Credit Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Credit Party, whether or not such Credit Party shall have made any demand under this Agreement and although such obligations may be unmatured; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations of the Borrower owing to such Defaulting Lender as to which it exercised such right of setoff. Each Credit Party agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Credit Party and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Credit Party and its Affiliates may have.
SECTION 8.06 Binding Effect.

This Agreement shall become effective upon satisfaction of the conditions precedent specified in Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders. None of the Joint Lead Arrangers nor any Person designated as a “Documentation Agent” or a “Syndication Agent”, if any, with respect to this Agreement shall have any duties or liabilities under this Agreement other than in its capacity as a Lender.
SECTION 8.07 Assignments and Participations.
(a)    Successors and Assigns of Lenders Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment of such Lender being assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (to be paid by the assigning Lender, or, in the case of an assignment pursuant to Section 2.20(b), the Borrower); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and Commitments in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.18 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed in writing by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to it and a register in which it shall record the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations.
(i)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i)

such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 with respect to any payments made by such Lender to its Participant(s).
(ii)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (ii), (iii) or (iv) of the first sentence of Section 8.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.18, 8.04(b) and 8.04(c) (subject to the requirements and limitations therein, including the requirements under Section 2.18(g) (it being understood that the documentation required under Section 2.18(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.20(b) as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitments, Advances or other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.08 Confidentiality.

Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any state, federal or foreign authority or examiner regulating banks, banking or other financial institutions and any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative, insurance or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (iii) any credit insurance provider relating to the Borrower and its obligations; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement; (h) with the consent of the Borrower; or (i) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent and any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration or servicing of this Agreement, the other Loan Documents and the Commitments. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.
For the avoidance of doubt, nothing in this Section 8.08 shall prohibit any Person from voluntarily disclosing or providing any Confidential Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 8.08 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
SECTION 8.09 Governing Law.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 8.10 Severability; Survival.

(a)    In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired hereby.
(b)    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.
SECTION 8.11 Execution in Counterparts; Electronic Execution.
(a)    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by fax or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
SECTION 8.12 Jurisdiction, Etc.

(a)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, THE COUNTY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT IN THE COURTS OF ANY JURISDICTION.
(b)    EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
SECTION 8.13 Waiver of Jury Trial.

EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, THE BORROWER OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
SECTION 8.14 USA Patriot Act.

Each of the Lenders hereby notifies the Borrower that (a) pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law as of October 26, 2001)) (as amended,

restated, modified or otherwise supplemented from time to time, the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.
SECTION 8.15 No Fiduciary Duty.

Each of the Administrative Agent, each Lender and each of their respective Affiliates and their officers, directors, controlling persons, employees, agents and advisors (collectively, solely for purposes of this Section 8.15, the “Lenders”) may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its Affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
SECTION 8.16 Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 8.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(iv)    Reduction of Available Commitments. The Borrower may terminate the Available Commitment of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 8.16(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed in writing by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 8.17 [Reserved].

SECTION 8.18 [Reserved].

SECTION 8.19 Amendment and Restatement of Existing Credit Agreement.

This Agreement continues in effect the Existing Credit Agreement, and the Existing Credit Agreement shall be amended and restated in its entirety by the terms and provisions of this Agreement, which shall supersede all terms and provisions of the Existing Credit Agreement effective from and after the Restatement Effective Date. This Agreement is not intended to, and shall not, constitute a novation of any indebtedness or other obligations owing by the Borrower under the Existing Credit Agreement or a waiver or release of any indebtedness or other obligations owing, or any “Defaults” or “Events of Default” (each as defined in the Existing Credit Agreement) existing, under the Existing Credit Agreement based on any facts or events occurring or existing at or prior to the execution and delivery of this Agreement.
SECTION 8.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.
SECTION 8.21 Benchmark Replacement Setting.

(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Eastern time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 8.21(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)    Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 8.21(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 8.21(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.21(c).
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Advances and (B) any outstanding affected SOFR Advances will be deemed to have been converted to Base Rate Advances at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
SECTION 8.22 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance

Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section, the following terms have the following meanings:
    “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
    “Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
SECTION 8.23 Certain ERISA Matters.

Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, the Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 8.24 Representation of the Lenders. Each Lender represents and warrants to the Borrower, on and as of the Restatement Effective Date, to such Lender’s knowledge, that such Lender is not a Specified Foreign Entity.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

AMERICAN ELECTRIC POWER COMPANY, INC., as Borrower
By:    /s/ Franz D. Messner
Name:    Franz D. Messner
Title:     Assistant Treasurer

[Second Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender
By:    /s/ Patrick Engel
Name:    Patrick Engel
Title:     Managing Director

[Second Amended and Restated Credit Agreement]

BARCLAYS BANK PLC,
as a Lender

By:/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[Second Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By: /s/ Darren Vanek
Name: Darren Vanek
Title: Managing Director

[Second Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By: /s/    William Moen
Name: William Moen
Title: Vice President
[Second Amended and Restated Credit Agreement]

CITIBANK, N.A.,
as a Lender

By: /s/ Richard Rivera_    _
Name: Richard Rivera
Title: Vice President
[Second Amended and Restated Credit Agreement]

MIZUHO BANK, LTD.,
as a Lender

By: _/s/ Edward Sacks
Name: Edward Sacks
Title: Managing Director

[Second Amended and Restated Credit Agreement]

MUFG BANK, LTD.,
as a Lender

By: /s/ Nietzsche Rodricks_________
Name: Nietzsche Rodricks
Title: Managing Director
[Second Amended and Restated Credit Agreement]

THE BANK OF NOVA SCOTIA,
as a Lender

By:/s/ David Dewar
Name: David Dewar
Title: Director

[Second Amended and Restated Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH,
as a Lender

By: /s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

By: /s/ Zara Kamal_____
Name: Zara Kamal
Title: Executive Director

[Second Amended and Restated Credit Agreement]

BANK OF MONTREAL,
as a Lender

By: /s/ Alex Wu
Name: Alex Wu
Title: Director

[Second Amended and Restated Credit Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as a Lender

By: _/s/ Amit Vasani________________
Name: Amit Vasani
Title: Managing Director

[Second Amended and Restated Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Jonathan Lee
Name: Jonathan Lee
Title: Managing Director

[Second Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender

By: _/s/ Nicholas Merino_________
Name: Nicholas Merino
Title: Authorized Signatory

[Second Amended and Restated Credit Agreement]

THE HUNTINGTON NATIONAL BANK,
as a Lender

By: /s/ Nolan Woodbury
Name: Nolan Woodbury
Title: Director

[Second Amended and Restated Credit Agreement]

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By: _/s/ Renee M. Bonnell
Name: Renee M. Bonnell
Title: Senior Vice President

[Second Amended and Restated Credit Agreement]

MORGAN STANLEY BANK, N.A.
as a Lender

By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Second Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ James Begley
Name: James Begley
Title: Assistant Vice President

[Second Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By: /s/ Justin Martin
Name: Justin Martin
Title: Authorized Signatory

[Second Amended and Restated Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By: /s/ Irlen Mak
Name: Irlen Mak
Title: Executive Director

[Second Amended and Restated Credit Agreement]

THE BANK OF NEW YORK MELLON,
as a Lender

By:/s/ Lauren Flanagan
Name: Lauren Flanagan
Title: Senior Director

[Second Amended and Restated Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender

By: /s/ Betty Chang_____________
Name: Betty Chang
Title: Authorized Signatory

[Second Amended and Restated Credit Agreement]

TRUIST BANK,
as a Lender

By: /s/ Catherine Strickland
Name: Catherine Strickland
Title: Vice President

[Second Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: _/s/ James O’Shaughnessy
Name: James O’Shaughnessy
Title: Senior Vice President
[Second Amended and Restated Credit Agreement]

CITIZENS BANK, N.A.,
as a Lender

By: /s/ Robert Maddox
Name: Robert Maddox
Title: Senior Vice President

[Second Amended and Restated Credit Agreement]

FIRST NATIONAL BANK OF PENNSYLVANIA,
as a Lender

By: _/s/ David Diez
Name: David Diez
Title: Managing Director

[Second Amended and Restated Credit Agreement]

REGIONS BANK,
as a Lender

By: __/s/ Tom Scheinzbach _______
Name: Tom Scheinzbach
Title: Director

[Second Amended and Restated Credit Agreement]

Schedule I

Schedule of Lenders as of the Restatement Effective Date

Lender Name	Commitment
Wells Fargo Bank, National Association	$77,812,500.00
Barclays Bank PLC	$77,812,500.00
JPMorgan Chase Bank, N.A.	$77,812,500.00
Bank of America, N.A.	$77,812,500.00
Citibank, N.A.	$77,812,500.00
Mizuho Bank, Ltd.	$77,812,500.00
MUFG Bank, Ltd.	$77,812,500.00
The Bank of Nova Scotia	$77,812,500.00
Banco Santander, S.A., New York Branch	$53,437,500.00
Bank of Montreal	$53,437,500.00
Canadian Imperial Bank of Commerce, New York Branch	$53,437,500.00
Fifth Third Bank, National Association	$53,437,500.00
Goldman Sachs Bank USA	$53,437,500.00
The Huntington National Bank	$53,437,500.00
KeyBank National Association	$53,437,500.00
Morgan Stanley Bank, N.A.	$53,437,500.00
PNC Bank, National Association	$53,437,500.00
Royal Bank of Canada	$53,437,500.00
Sumitomo Mitsui Banking Corporation	$53,437,500.00
The Bank of New York Mellon	$53,437,500.00
The Toronto-Dominion Bank, New York Branch	$53,437,500.00
Truist Bank	$53,437,500.00
U.S. Bank National Association	$53,437,500.00
Citizens Bank, N.A.	$25,312,500.00
First National Bank	$25,312,500.00
Regions Bank	$25,312,500.00
Total	$1,500,000,000.00

Schedule 4.01(m)

Significant Subsidiaries

AEP Transmission Holding Company, LLC
AEP Transmission Company, LLC
AEP Texas Inc.
Appalachian Power Company
Indiana Michigan Power Company
Ohio Power Company
Southwestern Electric Power Company

EXHIBIT A
(to the Credit Agreement)
FORM OF NOTICE OF BORROWING
Wells Fargo Bank, National Association, as Administrative Agent
    for the Lenders party
    to the Credit Agreement
    referred to below
Attention: Syndication Agency Services
[Date]
Ladies and Gentlemen:
The undersigned, American Electric Power Company, Inc., refers to the Second Amended and Restated Credit Agreement, dated as of April 30, 2026 (as amended or modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the undersigned, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(i)    The Business Day of the Proposed Borrowing is __________________, 20__.
(ii)    [The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances][SOFR Advances].]
(iii)    The aggregate amount of the Proposed Borrowing is $___________________.
[(iv)    The initial Interest Period for each SOFR Advance made as part of the Proposed Borrowing is [[one][three][six] month[s]].]
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(A)    the representations and warranties contained in Section 4.01 of the Credit Agreement (other than Section 4.01(e) and the last sentence of Section 4.01(f)) are true and correct in all material respects on and as of the date hereof, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on the date hereof; and
(B)    no event has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.
Very truly yours,

AMERICAN ELECTRIC POWER COMPANY, INC.
By
                         Name:
                         Title:

EXHIBIT B
(to the Credit Agreement)
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Credit Agreement, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.
1     For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2     For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3     Select as appropriate.
4     Include bracketed language if there are either multiple Assignors or multiple Assignees.

Assignor[s]:    ______________________________
        ______________________________
2.    Assignee[s]:    ______________________________

    ______________________________
[Assignee is an [Affiliate][Approved Fund] of [identify Lender]
3.    Borrower(s):        American Electric Power Company, Inc.
4.    Administrative Agent:        Wells Fargo Bank, National Association, as the Administrative Agent     under the Credit Agreement
5.    Credit Agreement:    The $1,500,000,000 Second Amended and Restated Credit Agreement dated as of April 30, 2026, among American Electric Power Company, Inc., as the Borrower, the Lenders parties thereto and Wells Fargo Bank, National Association, as Administrative Agent
6.    Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Advances for all Lenders[7]	Amount of Commitment/Advances Assigned[8]	Percentage Assigned of Commitment/Advances[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.    Trade Date:        ______________]9
[Page break]

5     List each Assignor, as appropriate.
6     List each Assignee, as appropriate.
7     Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8     Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
9 To be completed if the Assignor and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]10

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE[S]11

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:
10     Add additional signature blocks as needed.
11    Add additional signature blocks as needed.

[Consented to and]12 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Administrative Agent

By:
Title:

[Consented to:

AMERICAN ELECTRIC POWER COMPANY, INC.

By:
Title:]13
12    To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
13    To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
$1,500,000,000 Second Amended and Restated Credit Agreement dated as of April 30, 2026 among American Electric Power Company, Inc., as the Borrower, the Lenders parties thereto and Wells Fargo Bank, National Association, as Administrative Agent
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.
1.1.    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to clauses (i) and (ii) of Section 5.01(i) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit C

FORM OF OPINION OF COUNSEL FOR THE BORROWER
To each of the Lenders party to the Credit Agreement referred to below and to Wells Fargo Bank, National Association, as Administrative Agent thereunder
[__________], 2024
Ladies and Gentlemen:
This opinion is furnished to you pursuant to Section 3.01(a) of the Second Amended and Restated Credit Agreement, dated as of April 30, 2026 (the “Credit Agreement”) among American Electric Power Company, Inc. (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined.
I am Senior Counsel for American Electric Power Service Corporation, an affiliate of the Borrower, and have acted as counsel to the Borrower in connection with the preparation, execution and delivery of the Credit Agreement. I am generally familiar with the Borrower’s corporate history, properties, operations and charter (including amendments, restatements and supplements thereto).
In connection with this opinion, I, or attorneys over whom I exercise supervision, have examined:
(1)    The Credit Agreement and the promissory notes issued by the Borrower on the date hereof pursuant to Section 2.10(d) of the Credit Agreement (collectively, the “Loan Documents”).
(2)    The documents furnished by the Borrower pursuant to Section 3.01 of the Credit Agreement.
(3)    The certificate of incorporation of the Borrower and all amendments thereto.
(4)    The by-laws of the Borrower and all amendments thereto.
(5)    A certificate of the Secretary of State of New York, dated April [_], 2026, attesting to the continued existence and good standing of the Borrower in that State.
In addition, I have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below.
In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. In making our examination of documents and instruments executed or to be executed by persons other than the Borrower, I have assumed that each such other person had the requisite power and authority to enter into and perform fully its obligations thereunder, the due authorization by each such other person for the execution, delivery and performance thereof and the due execution and delivery thereof by or on behalf of such person of each such document and instrument. In the case of any such person that is not a natural person, I have also assumed, insofar as it is relevant to the opinions set forth below, that each such other person is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was created and is duly qualified and in good standing in each other jurisdiction where the failure to be so qualified could reasonably be expected to have a material effect upon its ability to execute, deliver and/or perform its obligations under any such document or instrument. I have further assumed that each document, instrument, agreement, record and certificate reviewed by us for purposes of rendering the opinions expressed below has not been amended by any oral agreement, conduct or course of dealing between the parties thereto.
As to questions of fact material to the opinions expressed herein, I have relied upon certificates and representations of officers of the Borrower (including but not limited to those contained in the Credit Agreement and certificates delivered upon the execution and delivery of the Credit Agreenment) and of appropriate public officials, without independent verification of such matters except as otherwise described herein.
Whenever my opinions herein with respect to the existence or absence of facts are stated to be to my knowledge or awareness, it is intended to signify that no information has come to my attention that would give me actual knowledge of the existence or absence of such facts. However, except to the extent expressly set forth herein, I have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to my or their knowledge of the existence or absence of such facts should be assumed.
I am a member of the Bar of the States of New York and Ohio and do not purport to be expert on the laws of any jurisdiction other than the laws of the States of New York and Ohio and the Federal laws of the United States. My opinions expressed below are limited to the law of the States of New York and Ohio and the Federal law of the United States.
Based upon the foregoing and upon such investigation as I have deemed necessary, and subject to the limitations, qualifications and assumptions set forth herein, I am of the following opinion:
1.    The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York; (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property which it operates as lessee and to conduct the business in which it is currently engaged and in which it proposes to be engaged after the date hereof; (c) is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except any such jurisdiction where the failure to so qualify could not, in the aggregate, reasonably be expected to result in a Material Adverse Change; (d) owns or possesses all material licenses and permits necessary for the operation by it of its business as currently conducted; and (e) is in compliance with all Requirements of Law, except as disclosed in the Disclosure Documents referenced in Section 3.01 of the Credit Agreement or to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The term “Requirements of Law” means the laws of the State of New York and the laws, rules and regulations of the United States of America (including, without limitation, ERISA and Environmental Laws) and orders of any governmental authority applicable to the Borrower.

2.    The Borrower has the corporate power and authority, and the legal right, to execute and deliver the Credit Agreement and to perform its obligations under each of the Credit Agreement and each other Loan Document, and to borrow under the Credit Agreement. The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Agreement and each other Loan Document and the incurrence of Advances on the terms and conditions of the Credit Agreement, and each Loan Document has been duly executed and delivered by the Borrower. The Credit Agreement and each other Loan Document constitutes the valid and legally binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.
3.    The execution, delivery and performance of the Credit Agreement and each other Loan Document and the Advances made under the Credit Agreement will not violate any Requirements of Law, the Borrower's certificate of incorporation or by-laws, or any material contractual restriction binding on or affecting the Borrower or any of its properties.
4.    No approval or authorization or other action by, and no notice to or filing with, any governmental agency or regulatory body or other third person is required in connection with the due execution and delivery of the Credit Agreement or any other Loan Document and the performance, validity and enforceability of the Credit Agreement and any other Loan Document.
5.    Except as described in Section 4.01(e) of the Credit Agreement, no action, suit, investigation, litigation, or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Significant Subsidiaries before any court, government agency or arbitrator is pending or, to my knowledge, threatened, that is reasonably likely to have a Material Adverse Effect.
6.    Neither the Borrower nor any of its Significant Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”). Neither the making of any Advances, the application of the proceeds or repayment thereof by the Borrower nor the consummation of the other transactions contemplated by the Credit Agreement will violate any provision of the 1940 Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.
The opinion set forth above in the last sentence of paragraph 2 above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally and to general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law.)
I express no opinion as to (i) Section 8.05 of the Credit Agreement; (ii) the effect of the law of any jurisdiction (other than the State of New York) wherein any Lender may be located which limits the rates of interest which may be charged or collected by such Lender; and (iii) whether a Federal or state court outside of the State of New York would give effect to the choice of New York law provided for in the Credit Agreement.
This opinion letter has been rendered solely for your benefit in connection with the Credit Agreement and the transactions contemplated thereby and may not be used, circulated, quoted, relied upon or otherwise referred to by any other person (other than your respective counsel, auditors and any regulatory agency having jurisdiction over you or as otherwise required pursuant to legal process or other requirements of law) for any other purpose without my prior written consent; provided that, (i) Winston & Strawn LLP, special counsel for the Administrative Agent, may rely on the opinions expressed in this opinion letter in connection with the opinion to be furnished by them in connection with the transactions contemplated by the Credit Agreement and (ii) any person that becomes a Lender after the date hereof may rely on the opinions expressed in this opinion letter as though addressed to such person. I undertake no responsibility to update or supplement this opinion in response to changes in law or future events or circumstances.
Very truly yours,

David C. House
Counsel for American Electric Power Company, Inc.

EXHIBIT D-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of April 30, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among American Electric Power Company, Inc. (the “Borrower”), the Lenders and Wells Fargo Bank, National Association, as the administrative agent (the “Administrative Agent”) for the Lenders.
Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) and Commitment (as well as any promissory note(s) evidencing such Advance(s) and Commitment) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Agent and the Borrower, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT D-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of April 30, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among American Electric Power Company, Inc. (the “Borrower”), the Lenders and Wells Fargo Bank, National Association, as the administrative agent (the “Administrative Agent”) for the Lenders.
Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT D-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of April 30, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among American Electric Power Company, Inc. (the “Borrower”), the Lenders and Wells Fargo Bank, National Association, as the administrative agent (the “Administrative Agent”) for the Lenders.
Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT D-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of April 30, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among American Electric Power Company, Inc. (the “Borrower”), the Lenders and Wells Fargo Bank, National Association, as the administrative agent (the “Administrative Agent”) for the Lenders.
Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) and Commitment (as well as any promissory note(s) evidencing such Advance(s) and Commitment) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) and Commitment (as well as any promissory note(s) evidencing such Advance(s) and Commitment), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Agent and the Borrower, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
    Name:
    Title:

Date: ________ __, 20[ ]